Exhibit 10.11

Purchase Contract

Party A: Jinjiang Chen Kang Jiang Tou Shoe's Craft Factory

Party B: Dake (Fujian) Sports Goods Co., Ltd	Contract No.: ZXX20100726001

Signing date: 2010-7-26

1. Product Name, Specification, Quantity, Unite Price, Amount:

Product Name	Unit	Quantity	Unit Price	Amount	Tax rate	Tax amount	Sum of amount
Slice	M2	74760	2.65	198,115.28	17%	33,679.60	231,794.8776
Half fork	pair	81050	0.41	33,258.87	17%	5,654.01	38,912.8779
Surface lining	pair	389432	0.61	239,215.48	17%	40,666.63	279,882.1116
Big sole	pair	128078	6.45	825,663.50	17%	140,362.80	966,026.2950
Medium sole	pair	51745	5.23	270,696.52	17%	46,018.41	316,714.9284
sole	pair	171641	4.85	832,446.81	17%	141,515.96	973,962.7677
Rubber sole	pair	30621	5.07	174,403.04	17%	29,648.52	204,051.5568

		927327		2,573,799.50		437,545.92	¥3,011,345.42
Total amount (RMB)	¥3,011,345.42

2. Quality standard:

(1) The implementation of national standards;

(2) No national standards but ministerial standard, the implementation of ministerial standards;

(3) No national and ministerial standards, the implementation of standards by enterprises;

(4) No any of above mentioned standards, or with special requirements by Party B, the implementation of contracted technical standards, sample or supplementary technical requirements.

3. Goods delivery date:

Party A shall be responsible for delivering the above mentioned goods to Party B’s designated place within 1 month upon this contract signed up.

4. Goods delivery place:

Party A shall by phone inform Party B the goods delivery method 7 days before making the delivery. Party B shall prepare well correspondingly, conduct any necessary procedures and take delivery of goods within 48 hours upon arrival.

5. Transportation Mode: Land-carriage.

6. Settlement method: Cash or bank deposit.

7. Liability for breach:

1

(1) Under condition that Party B hadn’t taken delivery of goods within Party A informed or contracted date, Party B shall make deferred payment to Party A in accordance with related regulations by People’s Bank of China and based on total amount of deferred goods, and shall be responsible for the expense incurred for goods keeping by Party A.

(2) Under condition that Party A incorrectly made the delivery place or person or raised inaccurate objection, Party shall be responsible for incurred loss to Party B.

(3) Where either party fails to implement this contract for the reason of force majeure, it shall notify the other party immediately for the reason of not implementing or not fully implementing the contract, after the obtaining the certificate of the unexpected accident issued by the competent authorities, bear part or none of the liabilities for breach according to the conditions. According to the certificate, both parties determine to implement this contract in delay, in part or terminate this contract.

8. Dispute Resolution

Any dispute arising from or in connection with this contract shall be settled through friendly negotiation between the Parties; if no solution is reached through such negotiation, either party shall apply to related arbitration committee for an arbitration or the disputes shall be referred to the People's Court having jurisdiction over the prosecutor's domicile in accordance with the governing law.

9. This contract shall be in duplicate, with each party holding one copy. The contract shall be effective on the date of signed up and terminated after the goods are delivered and bills cleared, Party A shall issue invoice.

Party A: Jinjiang Chen Kang Jiang Tou Shoe's Craft Factory

Address: Jiangtou village, Chenkang town, Jinjiang city, Fujian

Tel: 0595-85180430

Party B: Dake (Fujian) Sports Goods Co., Ltd

Address: Jiangtou Village, Chendai Town, Jinjiang city

Tel: 0595-85186739